UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

                   SILGAN HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 Landmark Square, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(203) 975-7110

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers

On November 6, 2014, the Compensation Committee of the Board of Directors of Silgan Holdings Inc. approved an increase in the annual base salary for Thomas J. Snyder, President of Silgan Containers LLC, from $470,475 to $620,462, effective January 1, 2014.

On November 6, 2014, the Compensation Committee also approved and granted a performance award to Mr. Snyder under the Silgan Holdings Inc. 2004 Stock Incentive Plan, as amended, or the Stock Incentive Plan.  Mr. Snyder received a performance award of 10,000 restricted stock units, with each restricted stock unit representing the right to receive one share of Common Stock of the Company.  The Compensation Committee established the performance criteria for such performance award as the Company’s 2015 earnings before interest, taxes, depreciation and amortization and rationalization charges, acquisition termination fees (net of related costs) and any impact from any foreign currency devaluations and the minimum level of performance for such performance award as 75 percent of the Company’s 2014 earnings before interest, taxes, depreciation and amortization and rationalization charges, acquisition termination fees (net of related costs) and any impact from any foreign currency devaluations.  In the event such minimum level of performance is not attained, such performance award will be canceled and be null and void.  If such minimum level of performance is attained, then all such restricted stock units under such performance award will vest all at once on November 6, 2019, subject to the terms of the Stock Incentive Plan, and such restricted stock units carry with them the right to receive dividend equivalents in an amount equal to all cash dividends paid on one share of Common Stock of the Company for each restricted stock unit while such stock unit is outstanding and until such restricted stock unit vests.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel
and Secretary

Date: November 7, 2014